Exhibit 99.1

                                Press Release

GNER ENTERS INTO NEW MANAGEMENT AGREEMENT WITH DEPARTMENT FOR TRANSPORT TO OPERATE INTERCITY EAST COAST MAINLINE

Hamilton, Bermuda, December 15, 2006. Sea Containers Ltd announced today that its rail subsidiary GNER has entered into an agreement with the U.K. Government's Department for Transport for a management agreement to operate services on the InterCity East Coast Mainline effective from 10th December 2006. This replaces the franchise agreement with a management agreement, which is expected to run for a period of up to 15 months to 31st March 2008. The franchise for InterCity East Coast Mainline will be re-tendered, and the Department for Transport has announced that it is inviting Expressions of Interest.

Under the terms of the management agreement, the key financial rewards and risks of the franchise agreement will pass to the Department for Transport, and GNER will earn an incentive fee based on revenue and cost performance. Sea Containers will continue to guarantee a performance bond, at a reduced amount.

Train services will continue to run as normal and tickets will continue to be sold.

GNER will continue to manage the business according to the service standards to which it has committed under the May 2005 franchise agreement and will continue to be committed to achieve the cost savings, as envisaged in the original bid. It will also continue to deliver key passenger benefits, including station improvements, re-engined and refurbished HST trains and a half-hourly service between London and Leeds. Last month GNER was voted Britain's Best Rail Operator in the inaugural British Travel Awards and passenger satisfaction ratings are at an all-time high, at 90%.

Bob Mackenzie, Chief Executive Officer of Sea Containers Ltd and Chairman of GNER, commented: "GNER has a new management team in place which is now delivering a revenue growth in line with the original bid. While we are not in breach of the current franchise agreement, GNER will not be able to meet the significant increase in franchise premium obligations due from May 2007. We would have preferred a renegotiation of the current contract, but that was not available. The management agreement is therefore a sensible solution for all parties. It enables GNER, which is recognised as a first class rail operator, to continue to deliver the high level of customer service for which it is known, and allow passengers to continue to benefit from this commitment. It also limits the exposure for Sea Containers, which is important in our financial restructuring process."

"Our original bid was bullish, but we were knocked sideways by the July 2005 bombings, the hike in electricity prices and regulatory approval for Grand Central, which will compete for our passengers calling at our stations on the same line, but will not have the same charges imposed upon them."

                                     ENDS

For further information:

Lisa Barnard
Director of Communications, Sea Containers group of companies
Tel: +44 207 805 5550 Email: lisa.barnard@seacontainers.com

Investor Relations enquiries:
William W. Galvin III, The Galvin Partnership
Tel: +1 (203) 618 9800 Email: wwg@galvinpartners.com